AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of September, 1996 (the "Agreement"), by and between City National Corporation ("CNC"), a Delaware corporation, and Ventura County National Bancorp, a California corporation ("VCNB"), is entered into with reference to the following:

                  A. CNC and VCNB are bank holding companies registered under the Bank Holding Company Act of 1956, as amended (the
         "BHCA") and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Board of Govenors");

                  B. The Boards of Directors of CNC and VCNB have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement;

                  C. The parties hereto desire to effect a business combination through a merger (the "Merger"), which will be structured so that VCNB will be merged into CNC and that CNC will be the surviving corporation in the Merger;

                  D. As a condition and inducement to CNC's willingness to enter into this Agreement, VCNB and CNC are entering into, immediately after the execution and delivery hereof, a Stock Option Agreement (the "Stock Option Agreement") dated as of the date hereof, pursuant to which VCNB shall grant to CNC an option to purchase shares of the common stock, no par value, of VCNB (the "VCNB Common Stock");

                  E. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

                  F. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                  G.       The parties desire to make certain
         representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

                  H. Subject to any specific provisions of this Agreement, it is the intent of the parties that CNC by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control VCNB or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the VCNB or any of its subsidiaries;


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NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       THE MERGER AND RELATED TRANSACTIONS

         SECTION 1.1     STRUCTURE OF THE MERGER.   At the effective
time of the Merger, VCNB will merge with and into CNC, with CNC being the surviving corporation (hereinafter sometimes called the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "City National Corporation". Upon consummation of the Merger, the separate corporate existence of VCNB shall cease.

         SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 6:00 P.M. Pacific time, on the first Friday (unless such date is a holiday, in which case it will be the preceding Business Day (as defined in Section 9.1)) that is both (a) after satisfaction of each of the conditions set forth in Article VII; and (b) no less than four Business Days after the occurrence of the Election Deadline (as defined in Section 2.3).

         SECTION 1.3 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware on the date of Closing. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         SECTION 1.4     EFFECTS OF THE MERGER.

         (a) At the Effective Time, (i) VCNB shall be merged with and into CNC and the separate existence of VCNB shall cease,
(ii) the Certificate of Incorporation of CNC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation, and (iii) the Bylaws of CNC as in effect immediately prior to the Effective Time shall remain the Bylaws of Surviving Corporation.

         (b) At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

         SECTION 1.5 THE BANK MERGER. After the Merger, and at CNC's discretion, Ventura County National Bank ("Ventura Bank") and/or Frontier Bank, N.A. ("Frontier") (collectively, the
"Banks") shall be merged with or into City National Bank ("CNB"), a wholly-owned subsidiary of CNC, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations (the "Bank Mergers").

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         SECTION 1.6     CALIFORNIA REQUIREMENTS.  CNC and VCNB shall
each execute, deliver and/or certify each and every document, certificate or other instrument required under the California
General Corporation Law (the "CGCL") to be filed with the Secretary of State of the State of California in order for the effectiveness of the Merger to be recognized in California. CNC shall file such items no later than three Business Days following the Effective Time.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1 EFFECT ON CAPITAL STOCK. Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of stock of VCNB and CNC:

         (a) COMMON STOCK OF CNC. Each share of common stock; $1.00 par value per share of CNC (the "CNC Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving
Corporation, and shall not be affected by the Merger;

         (b) COMMON STOCK OF VCNB. Each share of common stock, no par value per share of VCNB ("VCNB Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive CNC Common Stock or cash as provided in Section 2.2(a);

         (c) DISSENTING COMMON STOCK. Each share of VCNB Common Stock that is a "dissenting share" within the meaning of Chapter
13 of the CGCL ("Dissenting Common Stock") shall not be converted into or represent a right to receive CNC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the CGCL, at which time such shares shall either be converted into cash or CNC Common
Stock pursuant to Section 2.6.

         (d) CANCELLATION OF CERTAIN SHARES. Any shares of VCNB Common Stock held by CNC (or any of its wholly owned
Subsidiaries) or VCNB (or any of its wholly owned Subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         SECTION 2.2     CONVERSION OF VCNB COMMON STOCK.

         (a) Subject to the other provisions of this Article II, each share of VCNB Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting
Common Stock and Common Stock described in Section 2.1(d)) shall,

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
by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either:

                  (i) a fraction of a share of CNC Common Stock equal to the quotient (such quotient, the "Exchange Ratio") of (i) $5.03, divided by (ii) the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange as reported in the WALL STREET JOURNAL for the twenty consecutive trading days ending on the third trading day immediately prior to the Effective Time (such average, the "Final CNC Stock Price");
provided, in the event that the Final CNC Stock Price shall be more than $19.10, the Exchange Ratio shall be 0.2634, and in the event that the Final CNC Stock Price shall be less than $15.65, the Exchange Ratio shall be 0.3214; or

                  (ii) cash in the amount of $5.03 (such amount, the "Per Share Cash Consideration"); or

                  (iii) a combination of CNC Common Stock and cash in the amounts as set forth in Subsections 2.2(a)(i) and (a)(ii) above.

         (b) At the Effective Time, the stock transfer books of VCNB shall be closed as to holders of VCNB Common Stock immediately prior to the Effective Time and no transfer of VCNB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the Exchange
Agent (as defined in Section 2.3), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CNC Common Stock, if any, and/or a check representing the amount of cash, if any, into which the VCNB
Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of CNC Common Stock.

         SECTION 2.3     ELECTION AND PRORATION PROCEDURES.

         (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election form and other appropriate and customary transmittal materials
(which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent selected by CNC and reasonably acceptable to VCNB (the "Exchange Agent")) in such form as CNC and VCNB shall mutually agree ("Election Form") shall be mailed no less than thirty-five days prior to the anticipated Effective Time or on such other date as VCNB and CNC shall mutually agree ("Mailing Date") to each holder of record of VCNB Common Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). CNC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of VCNB Common Stock after the Election Form Record Date and prior to the Election

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
Deadline (as defined herein), and VCNB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) CNC Common Stock (a "Stock Election") with respect to all of such holder's VCNB Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's VCNB Common Stock, or (iii) a specified number of shares of VCNB Common Stock to receive CNC Common Stock (a "Combination Stock Election") and a specified number of shares of VCNB Common Stock to receive cash (a "Combination Cash Election"). Any VCNB Common Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

         (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00
P.M. on the later of the 30th day following the Mailing Date or the 31st day following the mailing of any notice required by
Section 1301 of the CGCL (or such other time and date as CNC and VCNB may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of VCNB Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of VCNB Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election
Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election
Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of VCNB Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CNC shall cause the certificates representing such shares of VCNB Common
Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election
Forms, and any decisions of CNC and VCNB required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CNC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

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
         (c) PRORATION. As promptly as practicable but not later than ten calendar days after the Effective Time, CNC shall cause the Exchange Agent to effect the allocation among the holders of VCNB Common Stock of rights to receive CNC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                  (i) if the aggregate number of shares of VCNB Common Stock as to which Stock Elections and Combination Stock
         Elections shall have effectively been made exceeds, and is not approximately equal to, 55% of the issued and outstanding shares of VCNB Common Stock as of the Effective
         Time (the "Stock Amount"), then:

                          (A) All Undesignated Shares and Dissenting Common Stock shall be deemed to have made Cash Elections; and

                          (B) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Amount by the total number of shares of VCNB Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of VCNB Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

                               (I) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of VCNB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

                               (II) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of VCNB Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

                  (ii) if the aggregate number of shares of VCNB Common Stock as to which Stock Elections and Combination Stock
         Elections shall have effectively been made shall be less than, and not approximately equal to, the Stock Amount, then:

                           (A) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive CNC Common Stock as shall be necessary so that the number of shares for which a Stock Election and Combination
                  Stock Election has been made or is deemed to be made shall be approximately equal to the Stock Amount. If all the Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have

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
                  been made together are less than, and not approximately equal to, the Stock Amount, then:

                           (B) a cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Stock
                  Amount (less the (i) shares for which an effective
                  Stock Election and Combination Stock Election has been made, and (ii) all the Undesignated Shares) by the sum of the total number of shares of VCNB Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of VCNB Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

                                   (I) cash equal to the product of (x) the Per
                           Share Cash Consideration, multiplied by (y) the number of shares of VCNB Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

                                   (II) the number of shares of CNC Common Stock
                           equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of VCNB
                           Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the
                           Cash Proration Factor.

         (d) CALCULATIONS. The calculations required by Section 2.2(a)(i) shall be prepared by CNC prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of CNC and furnished to VCNB two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of CNC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.3, the shares of VCNB
Common Stock for which CNC Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Stock Amount if such number is within 25,000 shares
(of VCNB Common Stock) of the Stock Amount.

         (e) NO FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, each holder of shares of VCNB
Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price (as defined in Section 2.2). No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of CNC Common Stock.


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
         SECTION 2.4 STOCK OPTIONS. Prior to the Effective Time, VCNB shall take appropriate action such that each option granted pursuant to the 1991 Stock Option Plan (the "Option Plan") by
VCNB to purchase shares of the VCNB Common Stock that is outstanding and unexercised immediately prior to the Effective
Time shall be cancelled by VCNB in consideration of the payment by VCNB to each holder of such options of an aggregate amount in cash equal to the positive difference, if any, between (a) the Per Share Cash Consideration times the number of shares of VCNB Common Stock as to which such holder has options, and (b) the aggregate exercise price of such options. At the Effective Time, each option to purchase a share of Common Stock pursuant to the Option Plan shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of VCNB Common Stock or CNC Common Stock shall also terminate and be of no further force or effect.

         SECTION 2.5 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, (a) VCNB shall declare a stock dividend or distribution on the VCNB Common Stock, or subdivide, split up, reclassify or combine the VCNB Common Stock, or declare a dividend, or make a distribution, on the VCNB Common Stock, in any security convertible into Common Stock (provided that no such action may be taken by VCNB without CNC's prior written consent as provided in Section 4.2 (b)), or (b) the outstanding shares of CNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CNC's capitalization, then an appropriate adjustment or adjustments will be made to the Exchange Ratio (including the Final CNC Stock Price and the Final CNC Stock Prices below and above which the Exchange Ratio is a specified amount pursuant to Section 2.2).

         SECTION 2.6     CONVERSION OF DISSENTING COMMON STOCK.

         (a) VCNB shall give CNC prompt notice upon receipt by VCNB of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 13 of the CGCL and shall give CNC the opportunity to direct all negotiations and proceedings with respect to such demands. VCNB shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of CNC, settle or offer to settle such demands. Each holder of Common Stock who becomes entitled, pursuant to provisions of said Chapter 13 of the CGCL, to payment for his or her shares of Dissenting Common
Stock under the provisions of said Chapter shall receive payment therefor from CNC and such shares of Common Stock shall be canceled.

         (b) If prior to the Election Deadline any shareholder of VCNB shall fail to perfect, or shall effectively withdraw or

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lose, his or her rights under Chapter 13 of the CGCL, the
Dissenting Common Stock of such holder shall be treated for purposes of this Article II as any other shares of outstanding Common Stock. If, after the Election Deadline, any holder of Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Common Stock under Chapter 13 of the CGCL, each share of Dissenting Common Stock of such holder shall be converted into the right to receive the Per Share Cash Consideration pursuant to this Article II.


                                   ARTICLE III

                               EXCHANGE OF SHARES

         SECTION 3.1     EXCHANGE PROCEDURES.

         (a) EXCHANGE AGENT. No later than the Effective Time, CNC shall deposit with the Exchange Agent the number of shares of CNC
Common Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to CNC
Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

         (b) EXCHANGE OF CERTIFICATES AND CASH. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing VCNB Common Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing CNC Common Stock and/or cash into which the shares of Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CNC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such VCNB certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this
Section 3.1, each certificate representing VCNB Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or CNC Common Stock, as the case may be, upon such surrender. CNC shall not be obligated to deliver the consideration to which any former holder of Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of VCNB Common Stock for exchange as provided in this Article III.
If any certificate for shares of CNC Common Stock, or any check

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representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         (c) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of VCNB for purposes of Rule 144(a) under the Securities Act of 1933, as amended (the
"Securities Act"), shall not be exchanged for certificates representing whole shares of CNC Common Stock until CNC has received a written agreement from such person as provided in
Section 6.17.

         SECTION 3.2 VOTING AND DIVIDENDS. Former shareholders of record of VCNB shall be entitled to vote after the Effective Time at any meeting of CNC stockholders the number of whole shares of CNC Common Stock into which their respective shares of Common
Stock are converted, regardless of whether such holders have exchanged their certificates representing Common Stock for certificates representing CNC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of CNC Common
Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to CNC
Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Common
Stock with respect to the shares of CNC Common Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Common Stock for which shares of CNC Common Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of CNC Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective
Time theretofore paid with respect to such whole shares of CNC
Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CNC Common Stock.


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         SECTION 3.3     NO LIABILITY.  Neither CNC, VCNB nor the
Exchange Agent shall be liable to any holder of shares of Common Stock for any shares of CNC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.4 WITHHOLDING RIGHTS. CNC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as CNC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by CNC or the Exchange Agent.


                                   ARTICLE IV

                           CONDUCT PENDING THE MERGER

         SECTION 4.1 CONDUCT OF VCNB'S AND EACH BANK'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, VCNB shall, and shall cause each of the Banks to, (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its key officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) use its commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under material contracts, leases and documents relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans receivable and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, RAP or applicable law or regulation, classified as "loss", or as directed by its regulators; (g) maintain the ALLL in accordance with past practices, GAAP and RAP;
(h) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities; and (i) take no action which

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would reasonably be expected to adversely affect or delay the ability of CNC, VCNB or one or both of the Banks to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger or to perform its covenants or agreements under this Agreement on a timely basis.

         SECTION 4.2 FORBEARANCE BY VCNB AND ITS SUBSIDIARIES. Except as expressly provided in this Agreement or as set forth on the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, VCNB shall not, and shall cause Banks and each of its and Banks' Subsidiaries not to, without the prior written consent of CNC:

         (a) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for
(i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (A) not in excess of the longer of thirty days or until May 31, 1997, (B) in amounts not greater than $12,500,000 in the aggregate for VCNB and its Subsidiaries and (C) made at prevailing market rates and terms;

         (b) issue any capital stock; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock; directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights; grant any person any right to acquire any shares of its capital stock (whether pursuant to an option, warrant, right or otherwise); or issue any additional shares of capital stock; provided, however, that VCNB may make a cash payment equal to the difference between the Per Share Cash Consideration and the exercise price of any option granted pursuant to the Option Plan, issue VCNB Common Stock pursuant to exercise of an option granted pursuant to the Option Plan, and receive or redeem shares of VCNB Common Stock pursuant to the exercise of such an option;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of $250,000 or more, or cancel, release or assign any indebtedness of any person or any claim held by any person, except pursuant to contracts or agreements in full force and effect at the date of this Agreement or the sale of OREO or similarly held properties other than at a cash price of at least 80% of book value of such property at June 30, 1996;

         (d)      except as permitted under Subsection (l) of this
Section 4.2, make any material investment either by purchase of stock or securities, contributions to capital, or purchase of any properties or assets of any other person, other than contributions by VCNB to the capital of one or both of the Banks;

         (e) enter into, renew or terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than (i) entering into deposit agreements or loan agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice or involving payment or payments of not more than $50,000 per annum;

         (f) alter its method of establishing interest rates for deposits;

         (g) except as required by applicable law, increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its directors, employees, former employees or retirees, or pay any pension or retirement allowance, not required by any existing plan or agreement to any such directors, employees, former employees or retirees; become a party to, amend or commit to any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with Section 6.5(c)), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree other than annual salary and bonus increases made in the ordinary course of business not exceeding 2% in the aggregate (based upon June 30, 1996 aggregate salary figures) or 6% for any employee;
or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted pursuant to the Option Plan;

         (h) settle any claim, action or proceeding involving any liability for material monetary damages (except to the extent fully reserved against on its books and records) or enter into any settlement agreement containing material obligations;

         (i) hire additional officers or employees (except that non-officer employees may be hired to fill vacancies in existing positions), or enter into new employment arrangements or relationships with new or existing employees which have the legal effect of any relationship other than at-will employment;

         (j)      sell any securities;

         (k) sell Small Business Administration Loans for an aggregate gain in excess of
$1,000,000;

         (l) purchase any securities other than United States Treasury securities or United States government agency securities, which in either case have maturities of three years or less;

         (m) engage in trading with respect to any securities issued by VCNB;

         (n) amend its Articles of Incorporation, Articles of Association or Bylaws, or change in any material way its material policies and procedures or make any material changes to its tax or financial accounting policies (except as to changes to its tax or financial accounting policies as may be required by GAAP or
RAP);

         (o) introduce any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

         (p) (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan or forbearance agreement for a period of greater than six months, or (ii) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan or forbearance agreement, without regard to the term thereof, which, in the case of (i) or (ii), when aggregated with all other loans or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total obligations that may be outstanding following such renewal, extension or reacquisition or for which a material term may be altered in excess of: (A) if any such loans are rated
"substandard" or below, $125,000, or (B) if all such loans are rated "pass," $750,000 for unsecured obligations or $1,000,000 for secured obligations except for an increase of 10% over the previously existing commitment for such borrower and related interests;

         (q) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 1996, as modified, if necessary, to become or remain in accordance with GAAP or RAP or in conformity with the recommendations of the Bank's regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

         (r) reallocate or reduce any material accrual or reserve, except for the reserve reversals listed on the Disclosure
Schedule, including, without limitation, any contingency reserve, litigation reserve, tax reserve, or the ALLL, by reversal or booking a negative provision, or generally change the methodology by which such accounts have been handled in past periods, unless required to do so by GAAP or RAP;

         (s) file a 1996 or 1997 (short year) income tax return on Form 1120 with the Internal Revenue Service ("IRS") or any state taxing agency or authority;

         (t) take any action that would reasonably be expected to adversely affect VCNB's ability to perform its covenants or agreements made herein on a timely basis;

         (u) consummate a foreclosure proceeding with respect to non-residential land or properties, unless (i) a Phase I environmental report has been obtained and (ii) CNC consents in writing, which consent shall not be unreasonably withheld;

         (v) sell any charged-off loan or settle any loan with a contractual balance of $125,000 or more for less than 50% of the amount of the total obligation;

         (w) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, PROVIDED, HOWEVER, that VCNB may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if its Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the failure to do so would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws. VCNB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than CNC with respect to any of the foregoing.
VCNB shall immediately advise CNC following the receipt by it of any Takeover Proposal and the details thereof, and advise CNC of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving VCNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, VCNB or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement;

         (x) take any action that would prevent or impede the Merger from qualifying as a reorganization with the meaning of Section
368(c) of the Code; and

         (y) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

         SECTION 4.3     TIMELINESS OF CNC'S CONSENT.  For purposes of
Section 4.2, any consent required from CNC, unless earlier given or denied, shall be deemed to have been given three Business Days after the time VCNB or one or both of the Banks shall have requested such consent in writing, unless during such three-day period CNC shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given two Business Days after the time such reasonably requested information has been furnished; provided, however, with respect to any consent requested pursuant to
Section 4.2(p), CNC shall give or deny such request by the end of the business day following the business day on which such request was made by VCNB.

         SECTION 4.4 CONDUCT BY CNC PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, CNC shall
(a) not take any action which would reasonably be expected to adversely affect or delay the ability of CNC, VCNB or one or both of the Banks to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement,
(b) amend its Certificate of Incorporation in any respect that materially and adversely affects the rights and privileges attendant to the CNC Common Stock, or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.4.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF VCNB AND THE BANK. VCNB represents and warrants to CNC that, except as set forth in the Disclosure Schedule;

         (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to VCNB and each Bank is true and correct.

         (b) CAPITAL STOCK. VCNB is authorized to issue 20,000,000 shares of Common Stock, no par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which stockholders of the VCNB can vote. As of the date hereof, 9,228,723 shares of Common Stock are issued (of which none were held as treasury stock and treated as issued but not outstanding), and 636,000 shares are reserved for issuance under the Option Plan. No shares are reserved for issuance pursuant to any other stock options, restricted stock, stock appreciation rights, dividend reinvestment or similar plan or plans. All outstanding shares of capital stock of VCNB are duly authorized, validly issued and outstanding, fully paid and, nonassessable, and are subject to no preemptive rights.

         (c) AUTHORITY. Each of VCNB and the Banks has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on VCNB or either of the Banks), to carry on its business as it is now being conducted and to own all of its material properties and assets. VCNB and each of the Banks has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on the VCNB or either of the Banks.

         (d) SUBSIDIARIES. VCNB has no Subsidiaries, other than the Banks, each of which is a wholly-owned subsidiary of VCNB. VCNB does not own, directly or indirectly, any equity portion or voting interest in any corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

         (e) APPROVALS. The execution by VCNB of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement and the Merger be approved by the stockholders of VCNB) subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of VCNB as required under the CGCL. Subject to shareholder approval and to receipt of required approvals, consents or waivers of Governmental
Authorities referred to in Section 7.1 (b), this Agreement is a valid and binding agreement of VCNB, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, general equitable principles, and the rights of the FDIC.

         (f) NO VIOLATIONS. The execution, delivery and performance of this Agreement by VCNB does not, and the consummation of the Merger will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of VCNB, or to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on VCNB or would materially hinder or delay the Merger, or (ii) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws; and the consummation of the Merger will not require any approval, consent or waiver under any such law, any rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(A) the shareholder approval referred to in Section 7.1(a), (B) the required approvals, consents and waivers of Governmental
Authorities referred to in Section 7.1(b), (C) the approvals, consents or waivers as are required under the federal and state securities or Blue Sky laws, (D) any other material approvals or consents or waivers of third parties as set forth in the Disclosure Schedule, and (E) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on VCNB or would not materially hinder or delay the Merger.

         (g) COMMUNITY REINVESTMENT ACT. Each of the Banks received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act.
VCNB has not been advised of any supervisory concerns regarding any Bank's compliance with the Community Reinvestment Act.

         (h) REPORTS. VCNB and each of the Banks have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1991 with (i) the Board of Governors, (ii) the Office of the Comptroller of the Currency
(the "OCC"), (iii) any state regulatory authority, (iv) the Securities and Exchange Commission (the "SEC"), (v) the Federal
Deposit Insurance Corporation (the "FDIC") and (vi) any self-regulatory organization (collectively "Governmental Authorities") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of VCNB and the Banks, the Consent Order entered into by Frontier with the OCC on March 29, 1993 which was terminated by the OCC on ______ __, 199_ the Memorandum of Understanding entered into by VCNB with the Federal Reserve Bank of San Francisco, the Formal
Agreement entered into by Ventura Bank with the OCC, which Formal
Agreement was terminated by the OCC as of November 30, 1995 or as set forth in the Disclosure Schedule, (i) no Governmental
Authority has initiated any proceeding or, to the best knowledge of VCNB, investigation, into the business or operations of VCNB or either of the Banks since January 1, 1991 and (ii) neither
VCNB nor either of the Banks is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of, any of its regulators, nor been advised that any such issuance or request is contemplated. Except as set forth in the Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of VCNB by any Governmental Authority with respect to any report or statement relating to any examinations of VCNB or either of the Banks. The deposits of Frontier and Ventura

Bank are insured by the FDIC in accordance with the Federal
Deposit Insurance Act, up to applicable limits.

         (i) FINANCIAL STATEMENTS. As of their respective dates, none of VCNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K")or Quarterly Report on
Form 10-Q for the quarters ended March 31, 1996 and June 30,
1996, nor any other document filed subsequent to December 31, 1995 under Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each in the form (including exhibits) filed with the SEC (collectively, the "VCNB Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the VCNB
Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the VCNB
Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of VCNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

         (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the June 30, 1996 10-Q, since December 31, 1995, there have not been (i) any changes in the business, assets, financial condition or results of operations of VCNB and its Subsidiaries that, individually or in the aggregate, have had a Material
Adverse Effect on VCNB and its Subsidiaries; (ii) any amendments to the Articles of Incorporation or Bylaws of VCNB; (iii) any declarations, setting aside or payment of any dividend or any other distribution in respect of the capital stock of VCNB; or
(iv) any changes by VCNB in accounting principles or methods or tax methods, except as required or permitted by, the Financial
Accounting Standards Board or by any Governmental Authorities having jurisdiction over the Bank.

         (k) TAXES. Except as prohibited by Section 4.2(s), VCNB has, or will have, timely filed all Tax Returns required to have been filed prior to the Effective Time (taking into account valid extensions), and all such returns and reports are correct and complete in all material respects. VCNB has delivered or made available to CNC true and complete copies of all such Tax Returns for 1992, 1993 and 1994 and, when available, will deliver to CNC true and complete copies of such Tax Returns for 1995. The
Disclosure Schedule sets forth those California Tax Returns and Federal Tax Returns that have been audited, those Tax Returns that currently are the subject of audit, and those Tax Returns for which the statute of limitations for the assessment of Taxes has not run. All Taxes (including, but not limited to, any interest, penalty or addition thereto) due, or required to be withheld and paid over as of the date hereof as shown on such returns have been paid. To VCNB's knowledge, VCNB has not requested any extension of time within which to file a return or report that has not since been timely filed. No deficiency in any Taxes, assessments or governmental charges have been proposed, asserted or assessed against VCNB that has not been settled and paid. Except as set forth in the Disclosure
Schedule, no waiver of time to assess any Taxes is in effect and no request for such waiver is pending. The Disclosure Schedule identifies the amount and expiration dates for all net operating loss carryforwards and gross timing differences of VCNB as of December 31, 1995. VCNB has not undergone an ownership change within the meaning of Section 382 of the Code. To VCNB's knowledge, VCNB has no liability for Taxes, including employment taxes, of any person under Treasury Regulation Section 1.1502-6, as a transferee or successor, or otherwise. Except as set forth in the Disclosure Schedule, VCNB has not made, nor is it obligated to make, nor is it a party to any agreement that could reasonably be expected to obligate it to make, any payments that are not deductible pursuant to Code Section 280G. VCNB is not a dealer within the meaning of Code Section 475 and the applicable
Treasury Regulations.

         (l) ABSENCE OF CLAIMS; LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to its knowledge, threatened against VCNB or either of the Banks which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on VCNB or to materially hinder or delay consummation of the Merger. Neither VCNB nor either of the Banks is in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to VCNB's knowledge, threatened against VCNB or either of the Banks as of August 31, 1996, to which VCNB is a party and which names VCNB as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate.

         (m) REGULATORY ACTIONS. As of the date hereof and to VCNB's actual knowledge, neither VCNB nor either of the Banks is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Except as set forth in the Disclosure Schedule, to the knowledge of VCNB, each material violation, criticism, or exception by any governmental authority with respect to any examinations of VCNB or either of the Banks has been resolved or is in the process of resolution.

         (n) CERTAIN AGREEMENTS. Neither VCNB nor either of the Banks is a party to an oral or written (i) consultant agreement, not terminable on 90 days' or less notice and involving the payment of more than $50,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger. CNC has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by VCNB and each of its Subsidiaries, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended
December 31, 1995, the names of all of the directors and officers of VCNB and each of its Subsidiaries, and the names of all persons, if any, holding tax or other powers of attorney for the VCNB and each of its Subsidiaries.

         (o) LABOR MATTERS. Neither VCNB nor any of its Subsidiaries, is party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is any of them the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving VCNB or any of its Subsidiaries. VCNB considers its employee relations and those of each of its Subsidiaries to be satisfactory.

         (p) EMPLOYEE BENEFIT PLANS. A list of all Employee Plans (as hereinafter defined) is set forth in the Disclosure Schedule.
VCNB has delivered or made available to CNC true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Employee Plans:
Each of the Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS with respect to each of the Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Employee Plans; the current summary plan description of each of the Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Employee Plans for which such report was prepared.

         Except as set forth in the Disclosure Schedule:

                  (i) the written terms of each of the Employee Plans and, if controlled by VCNB or any of its Subsidiaries, any related trust agreement, group annuity contract, insurance policy or other agreement, have been administered in substantial compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

                  (ii) each of the Employee Plans for which VCNB has claimed a deduction under Code Section 404, as if such Employee Plan were qualified under Code Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Employee Plan, and to the knowledge of VCNB such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Employee Plan;

                  (iii) to VCNB's knowledge, neither VCNB nor any of its Subsidiaries, nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and Section
         3(14) of ERISA, respectively) with respect to an Employee
         Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject VCNB or any of its Subsidiaries to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA;

                  (iv) no Employee Plan is a Multiple Employer Plan within the meaning of Code Section 413 or a Multiemployer
         Plan within the meaning of Section 3(37) of ERISA;

                  (v) neither VCNB nor any of its Subsidiaries has incurred, or has any knowledge of, any pending material tax, penalty or liability under Code Section 4972 with respect to any Employee Plan;

                  (vi) continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections
         601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of VCNB and any Subsidiaries and any "qualified beneficiary" of any such employees (within the meaning of Code Section
         4980B(g)); and

                  (vii) no Employee Plan provides for retiree medical benefits.

         For purposes hereof, the term "Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other material written or formal plan or contract involving direct or indirect compensation under which VCNB or any Subsidiary has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom" stock or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

         (q) INSIDER LOANS; OTHER TRANSACTIONS. VCNB has previously provided CNC with a listing, current as of June 30, 1996, of all extensions of credit made to VCNB and each of its Subsidiaries and each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve
Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither VCNB nor any Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of VCNB or any Subsidiary (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

         (r) TITLE TO ASSETS. VCNB and each of its Subsidiaries has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), including, without limitation, all personal and intangible properties reflected in the audited financial statements included in the 1995 10-K or the June 30, 1996 10-Q, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the audited financial statements included in the 1995 10-K or the June 30, 1996 10-Q or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the 1995 10-K or the June 30, 1996 10-Q, (5) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $50,000 in amount. Without limiting the above, VCNB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and none of them has received any notice of conflicts with respect thereto that asserts the rights of others.

         (s) KNOWLEDGE AS TO CONDITIONS. VCNB and each of its Subsidiaries knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1
(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         (t) COMPLIANCE WITH LAWS. Neither VCNB nor any of its Subsidiaries is in material violation in respect of any federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect on VCNB.
Without limiting the scope of the previous sentence, VCNB and each of its Subsidiaries is not in material violation of Regulations B, D, E, Z or DD adopted by the Board of Governors;
the Equal Credit Act (15 U.S.C. Section 1691, et seq.), the Fair Housing Act (420 U.S.C. Section 3601, et seq.), the Bank Secrecy Act (31 U.S.C.
Section 5322, et seq.), the Home Mortgage Disclosure Act (12 U.S.C. 2801, et seq.) (collectively, the "Fair Lending Acts"), or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957).

         (u) FEES. Other than financial advisory services performed for VCNB by Sandler, O'Neill & Partners, L.P., neither VCNB nor any of its Subsidiaries nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         (v)      ENVIRONMENTAL.

                  (i) To VCNB's knowledge, all of the properties and operations of VCNB and each of its Subsidiaries are in compliance in all material respects with all material
         Environmental Laws (as defined below) applicable to such properties and operations.

                  (ii) To VCNB's knowledge, VCNB and each of its Subsidiaries has obtained all material permits, licenses, and authorizations which are required for VCNB's operations under Environmental Laws.

                  (iii) Except as set forth in the Disclosure Schedule, to VCNB's knowledge, no Hazardous Substances (as defined below) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of VCNB or any of its Subsidiaries except in accordance in all material respects with Environmental Laws. Neither VCNB nor any of its Subsidiaries has any actual knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which VCNB and each of its Subsidiaries has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

                  (iv) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending, or, to the knowledge of VCNB or any of its Subsidiaries, threatened against VCNB or any of its Subsidiaries relating in any way to any material violation of any applicable Environmental Law. To the knowledge of VCNB, none of VCNB or its Subsidiaries has any material liability for remedial action with respect to a violation of an Environmental Law, nor has it received any written requests for information relating to any material violations of any Environmental Law from any governmental authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any governmental authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

                  (v) As used in this Section, the term "Environmental Law" means any and all Federal, state and local laws, regulations, and requirements pertaining to health, safety and the environment, including, without limitation, the Comprehensive Environmental Response Compensation and
         Liability Act of 1980, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1975, 42
         U.S.C. Section 6901, et seq. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air
         Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33

         U.S.C. Section 1251, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, Section 25300, et seq., and the Hazardous Waste Control Law, Chapter 6.5 of the
         California Health and Safety Code, Section 25100, et seq. (the latter two statutes being referred to herein as the State
         Acts), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any governmental authority, agency having jurisdiction over the environmental activities of VCNB or any of its Subsidiaries, or of its or their properties, as such laws, regulations, and requirements may be in effect on the date hereof.

                  (vi) As used in this Section, the term "properties" shall include: all real estate property now or previously owned or leased by VCNB and each of its Subsidiaries, property as to which VCNB or any of its Subsidiaries holds any security interest, deed of trust, mortgage or other lien, and any property to which VCNB or any of its Subsidiaries could be deemed an "owner" or "operator" under any applicable Environmental Law.

                  (vii) As used in this Section, the term "Hazardous Substance" shall mean (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities; (5) polychlorinated biphenyls;
         (6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970;
         (9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Sections 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by applicable governmental authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Sections 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

         (w) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The ALLL for each of the Banks is adequate in accordance with GAAP and RAP.

         (x) PERFORMANCE OF OBLIGATIONS. VCNB and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date, and is not in default under, or in breach of, any term or provision of any material contract, lease, indenture or any other material agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach. The Disclosure Schedule contains a list of all contracts to which VCNB and each of its Subsidiaries is a party, except for contracts terminable without penalty on not more than 90 days' notice or involving the payment of not more than $50,000 per annum, deposit agreements and loan agreements.

         (y) INSURANCE. VCNB and each of its Subsidiaries has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets.
VCNB has made available to CNC, copies of all policies of insurance and bonds carried and owned by VCNB or any of its Subsidiaries as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. Neither VCNB nor any of its Subsidiaries is in default under any such policy of insurance or bond such that it is reasonably likely to be cancelled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

         (z) LISTING OF LOANS. Copies, in writing, have been made available to CNC of the detailed listing of all loans and notes receivable of VCNB and each of its Subsidiaries as of June 30, 1996, including participations, with the outstanding principal balance of each such loan and note receivable, and the past due status of any loan or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

         (aa) DERIVATIVE TRANSACTIONS. Neither VCNB nor any of its Subsidiaries is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

         (bb) TRUST ADMINISTRATION. Neither VCNB nor any Subsidiary presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term
"trusts" as used in this Subsection 5.1(bb) includes (i) any and all common law or other trusts between an individual, corporation or other entities and VCNB or any of its Subsidiaries, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where VCNB or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where VCNB or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which VCNB or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

         (cc) CONTINGENT LIABILITIES. VCNB has no actual knowledge of any facts, other than those reflected in the financial statements included in the VCNB Reports or the contracts, litigation and other matters listed in the Disclosure Schedules, that indicate the existence of a contingent liability of VCNB or any of its Subsidiaries (whether or not disclosure or accrual is required pursuant to GAAP) as to which there is more than a remote possibility of a material adverse impact on VCNB.

         (dd) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by VCNB for inclusion in the S-4 (as defined in Section 6.1(a)) or the Proxy Statement/Prospectus (as defined in Section 6.1(a)), or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of VCNB, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholder of VCNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the VCNB shareholders' meeting.

         (ee) TIMELINESS AND COMPLIANCE OF REPORTS AND FILINGS. VCNB agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will be filed on a timely basis and will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.
Any financial statement contained in any such report, or other filing that is intended to present the financial position of VCNB and/or any of its Subsidiaries will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5(ee), VCNB makes no representation or warranty with respect to any information supplied by CNC or CNB or any of CNC's Reports.

         SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF CNC. CNC represents and warrants to VCNB that:

         (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to CNC are true and correct.

         (b) CAPITAL STOCK. CNC is authorized to issue 75,000,000 shares of Common Stock, $1,00 par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which stockholders of the CNC can vote.
As of August 31, 1996, 46,088,181 shares of CNC Common Stock were issued and outstanding, and 2,211,200 shares are held as treasury stock. All outstanding shares of CNC Common Stock outstanding are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to no preemptive rights.
CNC has provided VCNB with true and correct copies of its Certificate of Incorporation and Bylaws.

         (c) AUTHORITY. CNC has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material
Adverse Effect on CNC), to carry on its business as it is now being conducted and to own all of its material properties and assets. CNC has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC.

         (d) APPROVALS. The execution by CNC of this Agreement has been authorized by all necessary corporate actions of CNC, including, but not limited to, a vote by its board of directors.
No vote, consent or approval of the shareholder of CNC or the shareholders of CNC is required to authorize this Agreement or the consummation of the Merger. Subject to receipt of the required approvals, consents or waivers of Governmental
Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement of CNC enforceable against CNC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights, general equity principles, and the rights of the FDIC.

         (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CNC does not, and consummation of the Merger will not, constitute (i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of CNC, or to which CNC (or its property) is subject, which breach, violation or default would have a Material Adverse Effect on CNC or would materially hinder or delay the Merger or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of CNC; and the consummation of the Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(1) the required approvals, consents and waivers of Governmental
Authorities referred to in Section 7.1 (b); and (2) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material
Adverse Effect on CNC or would not materially hinder or delay the Merger.

         (f) FINANCIAL STATEMENTS. As of their respective dates, none of CNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 or Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, nor any other document filed subsequent to December 31, 1993 under Section
13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "CNC Reports"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the CNC
Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the CNC
Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of CNC have been, and are being maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in CNC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, since December 31, 1995, there have not been any changes in the business, assets, financial condition or results of operations of CNC and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse
Effect on CNC.

         (h) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency or authority is pending against CNC or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CNC or to materially hinder or delay consummation of the Merger, and, to its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (i) REGULATORY ACTIONS. Neither CNC nor CNB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any of its regulators, nor been advised that any such issuance or request is contemplated.
As of the date hereof, and to CNC's actual knowledge, CNC is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Each material violation, criticism, or exception by any governmental authority with respect to any examinations of CNC has been resolved or is in the process of resolution.

         (j) KNOWLEDGE AS TO CONDITIONS. CNC knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

         (k) COMPLIANCE WITH LAWS. CNC and its Subsidiaries are not in material violation in any respect of any material Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on CNC.
Without limiting the scope of the previous sentence, neither CNC nor CNB is in material violation of Regulations B, D, E, Z or DD adopted by the FRB, the Fair Lending Acts, or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity
(18 U.S.C. Section 1957).

         (l) FEES. Neither CNC, nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         (m) COMMUNITY REINVESTMENT ACT. CNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CNC has not been advised of any supervisory concerns regarding CNB' compliance with the Community Reinvestment Act.

         (n) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNC for inclusion in the S-4 (as defined in Section 6.1(a)) or the Proxy Statement/Prospectus, or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus (or incorporated by reference therein), when it is first mailed to the shareholders of VCNB, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of VCNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the VCNB shareholders' meeting.

         (o) TIMELINESS AND COMPLIANCE OF REPORTS AND FILINGS. CNC agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of CNC and its Subsidiaries will fairly present the financial position of CNC and its Subsidiaries, will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.2(o), CNC makes no representation or warranty with respect to any information supplied by VCNB or VCNB's Subsidiaries (or any of the VCNB
Reports).

         (p) TAX REPRESENTATION. It is the present intention of CNC to continue at least one significant historic business line of each of VCNB, Ventura Bank and Frontier, or to use at least a significant portion of each of VCNB's, Ventura Bank's and Frontier's historic business assets in a business, in each case within the remaining of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1     REGULATORY MATTERS.

         (a) CNC and VCNB shall promptly prepare and file with the SEC a registration statement on Form S-4, including the definitive proxy statement and prospectus (the "Proxy
Statement/Prospectus") to be mailed to the VCNB Shareholders to vote upon the Merger (the "S-4"). CNC shall use all reasonable efforts to have the S-4 declared effective under the Securities
Act as promptly as practicable after such filing, and VCNB shall thereafter mail the Proxy Statement/Prospectus to its shareholders. CNC shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the New York Stock Exchange of the shares of CNC
Common Stock to be issued to holders of Common Stock in the Merger. VCNB shall furnish all information concerning VCNB and the holders of VCNB Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and Bank
Mergers), and to comply with the terms and conditions of all such permits, consents, approval and authorizations to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to VCNB or CNC, as the case may be, and any of their respective Subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.
In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) CNC and VCNB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus the S-4 or any other statement, filing, notice or application made by or on behalf of CNC, VCNB or any of their respective Subsidiaries to any Governmental
Authority in connection with the transactions contemplated by this Agreement.

         (d) CNC and VCNB shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any Governmental Authority required pursuant to
Section 7.1(b) will not be obtained or that the receipt of any such approval will be materially delayed beyond March 31, 1997.

         SECTION 6.2 STOCKHOLDERS' APPROVALS. VCNB shall duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. Subject to the provisions of the next sentence, VCNB shall, through its Board of Directors, recommend to its stockholders approval of such matters. VCNB's Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to CNC if such Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

         SECTION 6.3     LEGAL CONDITIONS TO MERGER.

         (a) Each of CNC and VCNB shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by VCNB or CNC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

         (b) Each of CNC and VCNB agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

         SECTION 6.4     INFORMATION.

         (a) CNC'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable notice, VCNB shall, and shall cause each of its Subsidiaries to, afford to CNC and its representatives (including, without limitation, directors, officers, and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, furnish to CNC such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as CNC may reasonably request and that VCNB and its Subsidiaries may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which the Bank may be entitled as against third parties other than CNC. Without limiting the foregoing, VCNB shall promptly provide CNC (i) monthly unaudited balance sheets and operating statements, loan delinquency reports, investment reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of the VCNB and (ii) each month and on the date that is five days prior to the Effective Time, a list of loans for which a Notice of Default has been filed or for which discussions have commenced that have a reasonable possibility of leading to a deed in lieu of foreclosure by the obligor thereunder. VCNB shall provide CNC with as much information concerning any exit interview or similar meetings held in connection with any regulatory examinations of VCNB and its Subsidiaries and, with respect to the examination findings and results, as VCNB can provide without violation of law. Without limiting the generality of the foregoing, CNC shall have the right to
(i) conduct a full due diligence review of the operations and assets of VCNB and its Subsidiaries, (ii) conduct a full credit review of VCNB and its Subsidiaries and (iii) conduct a specific credit review of VCNB and its Subsidiaries during the thirty days prior to the Effective Time.

         (b) VCNB'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable request by VCNB, CNC shall (i) make its Chief Financial Officer and Controller available to discuss with VCNB and its representatives CNC's ongoing diligence and review of VCNB's operations and (ii) shall provide VCNB with written information which is (a) similar to the written information that VCNB reviewed in connection with this Agreement, and (b) related to CNC's and its Subsidiaries' business condition, operations and prospects.

         (c) CUSTOMER CALLS. Prior to the Effective Time, representatives of CNC will be permitted to conduct joint calls upon customers of the Banks, if accompanied by representatives of the Banks, on a schedule to be agreed upon between the parties; provided, however, that in the event that either party terminates this Agreement in accordance with the terms hereof, CNC shall not, for a period of one (1) year from the date of the termination of this Agreement contact any customer of the Banks contacted pursuant to this Section 6.4(c).

         (d) CONFIDENTIALITY. Neither party shall, and each shall cause its representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information, documents and trade secrets obtained pursuant to this Section 6.4 unless such information (i) becomes or has become available to such party from other sources not known by such party to be bound by a confidentiality obligation, (ii) is disclosed with the prior written approval of the party to which such information pertains or (iii) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same.

         SECTION 6.5     EMPLOYEE BENEFITS.

         (a) All employees of VCNB continuing in the employ of CNC shall be entitled to participate in stock plans, bonus plans and all other benefit plans of CNC on the same basis as other similarly situated employees of CNC. Each of these employees will be credited for eligibility, participation, vesting and accrual purposes (provided that no more than 1,080 hours of sick leave may be carried over into CNC's sick leave program), with such employee's respective years of past service with VCNB (or other prior service so credited by VCNB) as though they had been employees of CNC.

         (b) VCNB and each of its Subsidiaries has furnished to CNC its severance policies applicable to its employees (other than as set forth in the Disclosure Schedule) and a schedule indicating the amount that would be due as a severance payment to each such employee if he or she is not offered continued employment in an equivalent or substantially similar position by CNC following the Effective Time. To the extent CNC fails to offer an employee identified on such schedule continued employment in an equivalent or substantially similar position following the Effective Time, CNC shall be responsible for paying the severance payments due such employee as set forth on such schedule.

         (c) Provided such agreement is listed on the Disclosure Schedule and a complete copy of such agreement has been provided to CNC prior to the date hereof, CNC hereby agrees to honor, in accordance with their terms, any existing individual employment, severance, deferred compensation and similar agreements between VCNB or any of its Subsidiaries and any current or former officer, director, employee or consultant of VCNB or such Subsidiary; provided, however at the close of business on the last day of the month preceding the Effective Time, VCNB and its Subsidiaries shall have paid or accrued at least $510,000 for severance benefits payable to employees of VCNB and its subsidiaries pursuant to this Section 6.5(c). In the event that payments or accruals made pursuant to this Section exceed
$510,000, such excess shall not be included in determining Book
Value Per Share of VCNB pursuant to Section 7.2(e).
Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section.

         (d) VCNB shall pay or accrue, up to $100,000 in retention bonuses or other similar incentives for employees of VCNB or one of the Banks, the selection of such employees and the amounts of such payments to be mutually acceptable to the parties. In the event that payments or accruals are made pursuant to this Section, such amount shall not be included in determining Book
Value Per Share of VCNB pursuant to Section 7.2(e).

         SECTION 6.6 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. CNC, VCNB and each of their respective Subsidiaries shall (a) promptly make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of the Board of Governors, the OCC, the FDIC and any other Governmental Authorities or government entities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant Federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed.

         SECTION 6.7 ADDITIONAL AGREEMENTS; PARTIES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, affecting all necessary registrations, applications and filings and obtaining any required contractual consents (including consent to assignment of leases where required) and regulatory approvals.

         SECTION 6.8 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter CNC and VCNB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

         SECTION 6.9 NOTIFICATION OF CERTAIN MATTERS. VCNB shall give CNC, and CNC shall give VCNB, prompt notice of: (a) any material change in its business, operations, or prospects, (b) any complaints, investigations or hearings (or communications indicating that same may be contemplated) of any governmental agency or Governmental Authority, (c) the institution or the threat of material litigation, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause its representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time.

         SECTION 6.10 PRE-CLOSING ADJUSTMENTS. At or before the Closing, VCNB shall make, and shall cause its Subsidiaries to make, and the Subsidiaries shall make, such accounting entries or adjustments, including charge-offs of loans, as CNC shall direct in order to implement its plans for the Subsidiaries following the Closing or to reflect expenses and costs related to the Bank Merger; provided, however, that (a) VCNB and its Subsidiaries shall not be required to take such actions more than one day prior to the Effective Time or prior to the time CNC agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.2 have been satisfied or waived, and (b) based upon consultation with counsel and accountants for VCNB and its Subsidiaries, no such adjustment shall (i) require any filing with any governmental agency or authority, (ii) violate any law, rule or regulation applicable to VCNB or its Subsidiaries, or
(iii) otherwise materially disadvantage VCNB or its Subsidiaries if the Acquisition were not consummated; PROVIDED that in any event, no accrual or reserve made by VCNB or its Subsidiaries pursuant to this Section 6.10, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of VCNB's or its Subsidiaries' management with any such adjustments, and shall not affect the Exchange Ratio or the Per Share Cash Consideration.

         SECTION 6.11      DIRECTOR RESIGNATIONS.  VCNB and its
Subsidiaries shall use reasonable efforts to cause to be delivered to CNC at the Closing, the resignations of the members of the Board of Directors of VCNB and its Subsidiaries.

         SECTION 6.12 HUMAN RESOURCES ISSUES. VCNB and each of its Subsidiaries agree to cooperate with CNC with respect to any formal meetings or interviews with one or more employees called or arranged by it and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with CNC given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow CNC a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

          SECTION 6.13     ASSISTANCE WITH THIRD-PARTY AGREEMENTS.

         (a) VCNB and its Subsidiaries shall cooperate with and use all reasonable efforts to assist CNC in (a) gaining access to all of their third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, (b) obtaining the cooperation of such third parties in a smooth transition in accordance with CNC's timetable at or after the Effective Time.

         (b) Without limiting Section 6.13(a), VCNB and its Subsidiaries shall use all reasonable efforts to provide data processing and other processing support, including support from outside contractors, to assist CNC in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to CNC's production environment, when requested by CNC and sufficient to ensure that a successful conversion can occur at such time as CNC requests at or after the Effective Time. Among other things, VCNB and its Subsidiaries shall:

                  (i) cooperate with CNC to establish a mutually agreeable project plan to effectuate the conversion;

                  (ii) use their commercially reasonable efforts to have VCNB's and its Subsidiaries' outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

                  (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by CNC for use in planning the conversion, as soon as possible;

                  (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

                  (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by CNC.

                  Notwithstanding the foregoing, neither VCNB nor the Banks shall be required to give any notice of termination required by this Section 6.13 (x) more than thirty days prior to the Effective Time and (y) unless CNC states in writing that, to the best of its knowledge, all conditions to Closing set forth in
Article VII have been or will be satisfied or waived; provided, however, that VCNB and the Banks shall take action as directed by CNC at any time (1) to terminate any contract other than that described in clause (2) hereof, if CNC indemnifies VCNB and the Banks for the incremental costs of obtaining a replacement contract in the event that the Merger is not consummated other than due to breaches of this Agreement by VCNB; and (2) to terminate any of the Bank's outside data processing contracts
(the "DP Contracts") if (A) CNC provides an undertaking to VCNB and the Banks in form and substance reasonably satisfactory to VCNB and the Banks to the effect that CNC shall, in the event that the Merger is not consummated, indemnify VCNB and the Banks against all losses, claims, damages or liabilities resulting from such action, and (B) CNC agrees to compensate VCNB or the Banks for arrangements through a third-party provider reasonably acceptable to VCNB providing service levels reasonably comparable to those provided under the DP Contracts under terms no more burdensome and at a price no higher to VCNB and the Banks than is provided in the DP Contracts for their respective needs in the event such contracts are terminated and the Merger is not consummated, other than as a result of a failure to consummate the Merger due to breaches of this Agreement by VCNB and further provided, that CNC's obligations under the foregoing proviso are limited to payments for one year in an aggregate amount not greater than 150% of that paid by VCNB or the Banks pursuant to the DP Contracts for the last twelve months for which such DP Contracts were in effect.

         (c)      CNC agrees that all actions taken pursuant to this
Section 6.13 shall be taken in a manner intended to minimize disruption to the customary business activities of VCNB and its Subsidiaries.

         SECTION 6.14 NOTICES AND COMMUNICATIONS. VCNB and its Subsidiaries shall, if requested to do so by CNC (a) cooperate with CNC by sending necessary or appropriate customer notifications and communications as drafted by CNC to advise such customers of the impending transaction and of CNC's plans following the Effective Time, and (b) take or cause to be taken at the direction of and as agent for CNC, following the receipt of all approvals of Governmental Authorities pursuant to
Section 7.1(b) all actions necessary to comply with the provisions of the Worker Adjustment and Retraining Notification
Act, as amended (12 U.S.C Section 2101, et seq.), with respect to all employees of VCNB and its Subsidiaries covered by such act who are to be terminated by CNC within sixty days following the effective time, including the issuance of notices to such employees.

         SECTION 6.15 INSURANCE POLICIES ASSIGNMENT. VCNB and its Subsidiaries agree to make commercially reasonable efforts to obtain consent to partial or complete assignments of any of their insurance policies if requested to do so by CNC, to the extent necessary to maintain the benefits to CNC of such policies as they apply to VCNB and its Subsidiaries. VCNB and its Subsidiaries shall also inform CNC no later than the Effective
Time of any material unfiled insurance claims of which they have knowledge and for which they believe coverage exists.

         SECTION 6.16 ADDITIONAL AGREEMENTS; OFFICERS AND DIRECTORS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest CNB with full title to all properties, assets, rights, approvals, immunities and franchises of either CNC or VCNB, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

         SECTION 6.17      AFFILIATES AND FIVE PERCENT SHAREHOLDERS.

         (a) At least 40 days prior to the Effective Time, VCNB shall deliver to CNC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of VCNB, "affiliates" of VCNB for purposes of Rule
145 under the Securities Act. VCNB shall use commercially reasonable efforts to cause each such affiliate to deliver to CNC prior to the Effective Time a written "Affiliates" agreement, in customary form, providing that such person shall dispose of the CNC Common Stock to be received by such person in the Merger only in accordance with applicable law.

         (b) Prior to the Effective Time, VCNB shall use commercially reasonable efforts to cause each person or group of persons who holds more than five percent (5%) of VCNB's Common Stock (regardless of whether such person is an "affiliate") to deliver to the law firm delivering the opinion pursuant to
Section 7.3(d) a letter stating that such stockholder(s) have no present intention to dispose of the CNC Common Stock he or she or they will receive in the Merger, and committing that he, she or they will not dispose of such CNC Common Stock in such a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

         SECTION 6.18 COOPERATION. VCNB shall and shall cause the Banks to cooperate with CNC and CNB in all reasonable respects in accomplishing the Bank Mergers.

         SECTION 6.19 INDEMNIFICATION AND DIRECTORS AND OFFICERS. CNC agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of VCNB and its Subsidiaries as provided in their respective articles of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and Bank Mergers and shall continue in full force and effect. CNC further agrees that, following consummation of the Merger and Bank Mergers: to the greatest extent permitted by Delaware law, and the organizational documents or bylaws of CNC as in effect of the date hereof, it shall indemnify, defend and hold harmless individuals who were officers and directors of VCNB and its Subsidiaries as of the date hereof or immediately prior to the Effective Time for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to the Bank to return such advances in the event it has finally concluded such indemnification is not allowed under applicable law.

         SECTION 6.20 SHAREHOLDERS' AGREEMENT. VCNB will use all reasonable efforts to cause the directors of VCNB, to execute and deliver to CNC one or more shareholders' agreements substantially in the form of Exhibit 6.20 hereto, committing such persons, among other things, to vote their shares of VCNB Common Stock in favor of the Merger at the shareholders' meeting held for that purpose, granting a proxy for such shares to CNC, and to certain representations concerning the ownership of VCNB Common Stock and the CNC Common Stock to be received in the Merger, within five
(5) days after the date of this Agreement.


                                   ARTICLE VII

                           CONDITIONS TO CONSUMMATION

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of CNC on the one hand, and of VCNB on the other hand, to close the Merger shall be subject to the satisfaction or waiver by both parties prior to the Effective
Time of the following conditions:

         (a) The Agreement and the Merger shall have been approved by VCNB and CNC in accordance with applicable law, including the approval and adoption by the requisite affirmative votes of the holders of VCNB Common Stock entitled to vote thereon.

         (b) CNC shall have procured, as necessary, the required approval, consent or waiver with respect to the Agreement and the Merger by the Board of Governors, the OCC, and the FDIC and, in all such cases, all applicable statutory waiting periods shall have expired; the parties shall have procured all other regulatory approvals, consents or waivers of Governmental
Authorities that are necessary or appropriate to the consummation of the Merger; and no approval, consent or waiver referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that would, in the good faith determination of CNC, be a Burdensome Condition on CNC.

         (c) No party hereto shall be subject to any order, decree or injunction or a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Mergers or any other transactions contemplated by this Agreement.

         (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Mergers or any other transactions contemplated by this Agreement.

         (e) The Form S-4 covering all of the shares of CNC Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending the effectiveness of such Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated.

         (f) The shares of CNC Common Stock to be issued in the Merger shall be approved for listing on the New York Stock
Exchange, subject to notice of issuance.

         SECTION 7.2       CONDITIONS TO OBLIGATIONS OF CNC.  The
obligations of CNC to close the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

         (a) Each of the representations and warranties of VCNB contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). The Disclosure Schedule shall be updated and made current to such date as close to the Effective Time as is reasonable for each type of disclosure and as are agreed upon by the parties hereto no later than thirty
(30) days prior to the Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.1. VCNB shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and CNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of VCNB, at the Effective Time, to the foregoing effect.

         (b) No litigation or proceeding shall be pending against VCNB or any of its Subsidiaries, brought by any Governmental
Authority seeking to prevent consummation of the transactions contemplated hereby.

         (c) CNC shall have received the opinion of Manatt, Phelps & Phillips, LLP, special counsel to VCNB, in form and substance reasonably satisfactory to CNC, to the effect that this Agreement has been duly authorized, executed and delivered by VCNB, and constitutes the valid and legally binding obligation of VCNB enforceable in accordance with its terms, subject to customary exceptions.

         (d) At least two days prior to the Effective Time, all attorneys, accountants, investment bankers and other advisors and agents for VCNB and its Subsidiaries shall have submitted to VCNB (with a copy to CNC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, VCNB shall have prepared and submitted to CNC a summary of such fees and expenses for the transaction. At the Effective Time (i) such advisors shall have submitted their final bills for such fees and expenses to VCNB and its Subsidiaries for services rendered, with a copy to be delivered to CNC, and based on such summary, VCNB shall have prepared and submitted to CNC a final calculation of such fees and expenses (ii) VCNB shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above, after CNC has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released CNC from liability for any fees and expenses. CNC shall not be liable for any such fees and expenses.

         (e) At least five Business Days prior to the Effective Time, VCNB shall provide CNC with VCNB's financial statements as of the close of business on the last day of the month prior to the Effective Time. Such financial statements shall have been prepared in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time, the Book Value Per Share of VCNB shall be not less than $3.12. "Book Value Per Share", for purposes of this
Section 7.2(e) shall mean Adjusted Stockholders' Equity, divided by the number of shares of VCNB Common Stock outstanding on the date of calculation. Adjusted Stockholders' Equity shall mean the stockholders' equity of VCNB as reflected on the financial statement delivered pursuant to this Section 7.2(e) plus the sum of (a)(i) all severance benefits paid or accrued pursuant to
Section 6.5(b), (ii) any severance benefits in excess of $510,000 paid or accrued pursuant to Section 6.5(c), (iii) all amounts paid or accrued pursuant to Section 6.5(d); (iv) all amounts paid or accrued in connection with the cancellation of options granted pursuant to the Option Plan as permitted by Sections 2.4 and 4.2(b), (v) all amounts paid or accrued in connection with taking any actions pursuant to Section 6.13, and (vi) all amounts paid or accrued in connection with the cold comfort letter provided for in Section 7.2(h), in each case, net of applicable taxes, and (b) as adjusted to eliminate any amount related to unrealized loss (gain) on securities, available for sale, net of tax as reflected on the financial statements delivered pursuant to this Section 7.2(e) and including instead on such financial statements the amount of VCNB's unrealized loss on securities, available for sale, net of tax as of June 30, 1996.

         (f) At the close of business on the last day of the month preceding the Effective Time, total deposits of VCNB and its Subsidiaries, calculated pursuant to RAP and GAAP, shall be not less than eighty-five percent (85%) of the average of total deposits for VCNB and its Subsidiaries for the six month period ending on the last day of the same month in the preceding year.

         (g) Between the date of this Agreement and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of VCNB and its Subsidiaries that has had a Material Adverse Effect on VCNB.

         (h) CNC and its directors and officers who sign the S-4 shall have received from VCNB's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to VCNB's shareholders, and (ii) shortly prior to the Effective Time, with respect to certain financial information regarding VCNB in the form customarily issued by such accountants at such times in transactions of this type.

         (i) CNC shall have received shareholders' agreements executed and delivered by each of the directors as contemplated by Section 6.20.

         SECTION 7.3     CONDITIONS TO OBLIGATIONS OF VCNB.  The
obligations of VCNB hereunder shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

         (a) Each of the representations, warranties and covenants of CNC contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date
(or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CNC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and VCNB shall have received certificates signed by the Chief Financial
Officer or other authorized senior officers of CNC at the Effective Time, to the foregoing effect.

         (b) No litigation or proceeding shall be pending against CNC or any of its Subsidiaries brought by any Governmental
Authority seeking to prevent consummation of the transactions contemplated thereby.

         (c) VCNB shall have received the opinion of Richard H. Sheehan, Jr., General Counsel to CNC, in form and substance reasonably satisfactory to VCNB, to the effect that (i)this Agreement has been duly authorized, executed and delivered by CNC and constitutes the valid and legally binding obligation of CNC enforceable in accordance with its terms, subject to customary exceptions and (ii) the shares of CNC Common Stock issued as consideration in the Merger have been duly authorized, validly issued, fully paid and non-assessable.

         (d) VCNB shall have received the opinion of Manatt, Phelps & Phillips, LLP, special counsel to VCNB, no later than thirty
(30) days from the date hereof, in form and substance reasonably satisfactory to VCNB, and confirmed immediately prior to the Effective Time by such counsel (or, if such counsel cannot give such opinion or confirmation, by other tax counsel of a prominent law firm designated by CNC and acceptable to VCNB), substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, that the state of facts existing at the Effective Time, that the Merger will qualify as a reorganization under Section 368 of the Code;
provided, that this condition shall be deemed to have been met if such opinion (or confirmation) cannot be given due to the inability of the directors of VCNB to make or deliver to such counsel representations or agreements reasonably required by such counsel in order to deliver such opinion (or confirmation).

         (e) VCNB shall have received an updated fairness opinion of Sandler O'Neill & Partners L.P. within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of VCNB confirming that the consideration to be paid to the VCNB shareholders in the Merger is fair from a financial point of view to such shareholders.

         (f) Between the date of this Agreement and the Effective Time there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of CNC and its Subsidiaries that has had a Material Adverse Effect on CNC.


                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.1     TERMINATION.  This Agreement may be
terminated, and the Merger abandoned, prior to the Effective
Time:

         (a) by the mutual agreement of VCNB and CNC, if the board of the directors, or duly authorized committee thereof, or duly authorized officers, of each so determines;

         (b) by CNC or VCNB in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party;

         (c) by CNC or VCNB by written notice to the other party if either (i) any approval, consent or waiver of a Governmental
Authority required to permit consummation of the Merger shall have been denied or (ii) any Governmental Authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger;

         (d) by CNC or VCNB in the event that the Merger is not consummated by May 31, 1997, unless the failure to so consummate by such time is due to the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate;

         (e) by CNC or VCNB if any approval of the stockholders of VCNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournments or postponement thereof;

         (f) by CNC if the Board of Directors of VCNB shall have withdrawn, modified or changed in a manner adverse to CNC its approval or recommendation of this Agreement and the Merger;

         (g) by VCNB, if the Final CNC Stock Price is less than $13.90;

         (h) by CNC, if (i) VCNB shall have exercised a right specified in the proviso set forth in Section 4.2(w) with respect to any Takeover Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Takeover Proposal for more than 10 Business Days after the date of receipt of such Takeover Proposal; or (ii) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to VCNB which contains a proposal as to price (without regard to the specificity of such price proposal) and VCNB shall not have rejected such proposal within 10 Business Days of its receipt or the date its existence first becomes publicly disclosed, if earlier; or

         (i) by VCNB if a Takeover Proposal exists and the Board of Directors of VCNB, after having consulted with and considered the advice of outside legal counsel, reasonably determine in good faith that such action is necessary in the exercise of its fiduciary duties under applicable law.

         SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either CNC or VCNB, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall (i) be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement (ii) not affect Sections 6.4(d), 6.13 and 9.12 hereof which shall survive such termination and (iii) not affect any provision of this Agreement which expressly survives the termination of this Agreement. The Stock Option Agreement shall be governed by its own terms as to termination.


                                   ARTICLE IX

                                  OTHER MATTERS

         SECTION 9.1 CERTAIN DEFINITIONS; INTERPRETATIONS. As used in this Agreement, the following terms shall have the meanings indicated:

         "ACTUAL KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any executive vice president, chief financial officer, controller (and, after the date of this Agreement, shall also include any Senior Vice

President), and any officer senior to any of the foregoing of a party actually knows.

         "ALLL" shall mean the allowance for loan and lease losses, as determined in accordance with GAAP and RAP.

         "BURDENSOME CONDITION" shall mean any condition or requirement included in any required regulatory approval, consent or waivers of Government Authorities which imposes (a) any condition or restriction on CNC or CNB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of CNC would be materially burdensome in the context of the transactions contemplated by this Agreement, or (b) the Memorandum of Understanding between the Federal Reserve Bank of San Francisco and VCNB on CNC.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which national banks operating in California are permitted or required to close.

         "CONTROL" shall have the meaning ascribed thereto in Section 2(a) of the Bank Holding Company Act of 1956, as amended.

         "KNOWLEDGE" or "BEST KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any executive vice president, chief financial officer, superior officer, controller (and, after the date of this Agreement, shall also include any Senior Vice President), and any officer superior to any of the foregoing of a party knows as a result of the performance of his or her duties, or that a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

         "MATERIAL" means material to CNC or VCNB (as the case may be) and its respective Subsidiaries, taken as a whole.

         "MATERIAL ADVERSE EFFECT", with respect to a person, means a material adverse effect upon (A) business, financial condition, operations, or prospects of such person and its Subsidiaries, taken as a whole, or (B) the ability of such person to timely perform its obligations under, and to timely consummate the Merger provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or RAP applicable to banks or their holding companies generally, (iii) any action or omission of CNC or VCNB or any subsidiary of either of them taken with the prior written consent of CNC or VCNB, as applicable or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

          "PERSON" includes an individual, corporation, partnership, association, trust, limited liability company or partnership or unincorporated organization.

         "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

         "SUBSIDIARY", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person.

         "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

         SECTION 9.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except for Articles II and III and Sections
6.4(d), 6.5, 6.18, and 6.19, none of the respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Effective Time.

         SECTION 9.3 WAIVER AND MODIFICATION. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or by both parties or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, approved by their respective boards of directors, PROVIDED HOWEVER, that any amendment which reduces the amount or changes the form of the consideration to be delivered to the VCNB Shareholders in the Merger shall not be valid after the Agreement is approved by the stockholders of VCNB without any subsequent approval by the stockholders of VCNB.

         SECTION 9.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 9.5 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (however, not to the exclusion of any applicable Federal law), without regard to Delaware statutes or judicial decisions regarding choice of law questions. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, or charges and disbursements incurred in connection with such suit.

         SECTION 9.6 NOTICES. All notices, requests, acknowledgements and other communications hereunder (collectively, "Notices") to a party shall be in writing and delivered by hand, federal express (or other reputable overnight delivery service), telecopy, registered mail or certified mail to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. All Notices given by telecopy shall be deemed to have been given upon receipt of confirmation by the sender of such Notice; all other Notices shall be deemed to have been given when received. If to VCNB to:

         Ventura County National Bancorporation
         500 Esplanade Drive
         Oxnard, California  93030
         Telecopy:  (805) 981-2786

         Attention:  Richard S. Cupp

         with a copy to:

         Manatt, Phelps & Phillips
         11355 West Olympic Boulevard
         Los Angeles, California  90064
         Telecopy:  (310) 312-4224

         Attention:  William T. Quicksilver

         If to CNC, to:

         City National Corporation
         400 North Roxbury Drive
         Beverly Hills, California  90210-5021
         Telecopy:  (310) 888-6704

         Attention:  Mr. Frank P. Pekny
         with a copy to:

         City National Corporation
         400 North Roxbury Drive
         Beverly Hills, California  90210-5021
         Telecopy:  (310) 888-6232

         Attention:  Richard H. Sheehan

         SECTION 9.7 ENTIRE AGREEMENT. Except for the agreements entered into as of this date or contemplated by this Agreement, the Stock Option Agreement, the Shareholders' Agreement and the Confidentiality Agreements between CNC and VCNB dated April 22,
1996 and September 4, 1996, this Agreement (including the
Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made;

         SECTION 9.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;
PROVIDED, HOWEVER, this Agreement may not be assigned by either party hereto without the written consent of the other party.

         SECTION 9.9 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         SECTION 9.10 NO THIRD PARTY BENEFICIARIES. Except with respect to Sections 6.5 and 6.19 which are intended to benefit the officers and employees of VCNB and its Subsidiaries, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

         SECTION 9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.12 EXPENSES. Subject to Section 7.2(d) hereof, each party hereto shall pay its own costs and expenses incurred in connection with the Merger, including, without limitation, attorneys' fees, charges and disbursements and filing or other fees payable in connection with all applications, notifications and report forms and notices to be filed with any Governmental Authority pursuant to the terms of this Agreement; provided, however, that the costs and expenses of printing and mailing the S-4 and the Proxy Statement/Prospectus shall be borne by CNC, unless the Merger does not occur (other than due to a termination of this Agreement pursuant to Section 8.1(b)), in which event such costs and expenses shall be borne equally by the parties hereto. All filing and other fees paid to the SEC in connection with the Merger shall be borne by CNC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VENTURA COUNTY NATIONAL              CITY NATIONAL CORPORATION
BANCORP


By:/s/ Richard S. Cupp               By:      /s/ Russell Goldsmith
- --------------------------           -----------------------------
      Richard S. Cupp                         Russell Goldsmith
      President and Chief                     Vice Chairman and Chief
      Executive Officer                       Executive Officer

                          AGREEMENT AND PLAN OF MERGER

                                     between

                            CITY NATIONAL CORPORATION

                                       and

                         VENTURA COUNTY NATIONAL BANCORP






                               September 15, 1996

                                TABLE OF CONTENTS

                                                                     Page

ARTICLE I - THE MERGER AND RELATED TRANSACTIONS......................2
      1.1         STRUCTURE OF THE MERGER............................2
      1.2         CLOSING............................................2
      1.3         EFFECTIVE TIME.....................................2
      1.4         EFFECTS OF THE MERGER..............................2
      1.5         THE BANK MERGER....................................2
      1.6         CALIFORNIA REQUIREMENTS............................3

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL
      STOCK OF THE CONSTITUENT CORPORATIONS..........................3
      2.1         EFFECT ON CAPITAL STOCK............................3
      2.2         CONVERSION OF VCNB COMMON STOCK....................3
      2.3         ELECTION AND PRORATION PROCEDURES..................4
      2.4         STOCK OPTIONS......................................8
      2.5         ADJUSTMENTS FOR DILUTION AND OTHER MATTERS.........8
      2.6         CONVERSION OF DISSENTING COMMON STOCK..............8

ARTICLE III - EXCHANGE OF SHARES.....................................9
      3.1         EXCHANGE PROCEDURES................................9
      3.2         VOTING AND DIVIDENDS...............................10
      3.3         NO LIABILITY.......................................11
      3.4         WITHHOLDING RIGHTS.................................11

ARTICLE IV - CONDUCT PENDING THE MERGER..............................11
      4.1         CONDUCT OF VCNB'S AND EACH BANK'S BUSINESS PRIOR
                  TO THE EFFECTIVE TIME..............................11
      4.2         FORBEARANCE BY VCNB AND ITS SUBSIDIARIES...........12
      4.3         TIMELINESS OF CNC'S CONSENT........................16
      4.4         CONDUCT BY CNC PRIOR TO THE EFFECTIVE TIME.........16

ARTICLE V - REPRESENTATIONS AND WARRANTIES...........................16
      5.1         REPRESENTATIONS AND WARRANTIES OF VCNB AND THE
                  BANK...............................................16
                  (a)      RECITALS TRUE.............................16
                  (b)      CAPITAL STOCK.............................16
                  (c)      AUTHORITY.................................17
                  (d)      SUBSIDIARIES..............................17
                  (e)      APPROVALS.................................17
                  (f)      NO VIOLATIONS.............................17
                  (g)      COMMUNITY REINVESTMENT ACT................18
                  (h)      REPORTS...................................18
                  (i)      FINANCIAL STATEMENTS......................19
                  (j)      ABSENCE OF CERTAIN CHANGES OR EVENTS......19
                  (k)      TAXES.....................................19
                  (l)      ABSENCE OF CLAIMS; LITIGATION.............20
                  (m)      REGULATORY ACTIONS........................20
                  (n)      CERTAIN AGREEMENTS........................21
                  (o)      LABOR MATTERS.............................21
                  (p)      EMPLOYEE BENEFIT PLANS....................21
                  (q)      INSIDER LOANS; OTHER TRANSACTIONS.........23
                  (r)      TITLE TO ASSETS...........................23

                                       (i)

                  (s)      KNOWLEDGE AS TO CONDITIONS................24
                  (t)      COMPLIANCE WITH LAWS......................24
                  (u)      FEES......................................24
                  (v)      ENVIRONMENTAL.............................24
                  (w)      ALLOWANCE FOR POSSIBLE LOAN LOSSES........27
                  (x)      PERFORMANCE OF OBLIGATIONS................27
                  (y)      INSURANCE.  ..............................27
                  (z)      LISTING OF LOANS.  .......................27
                  (aa)     DERIVATIVE TRANSACTIONS. .................27
                  (bb)     TRUST ADMINISTRATION......................28
                  (cc)     CONTINGENT LIABILITIES....................28
                  (dd)     STATEMENTS TRUE AND CORRECT...............28
                  (ee)     TIMELINESS AND COMPLIANCE OF REPORTS AND
                           FILINGS...................................29
      5.2         REPRESENTATIONS AND WARRANTIES OF CNC..............29
                  (a)      RECITALS TRUE.............................29
                  (b)      CAPITAL STOCK.............................29
                  (c)      AUTHORITY.................................29
                  (d)      APPROVALS.................................30
                  (e)      NO VIOLATIONS.............................30
                  (f)      FINANCIAL STATEMENTS......................30
                  (g)      ABSENCE OF CERTAIN CHANGES OR EVENTS......31
                  (h)      ABSENCE OF CLAIMS.........................31
                  (i)      REGULATORY ACTIONS........................31
                  (j)      KNOWLEDGE AS TO CONDITIONS................32
                  (k)      COMPLIANCE WITH LAWS......................32
                  (l)      FEES......................................32
                  (m)      COMMUNITY REINVESTMENT ACT................32
                  (n)      STATEMENTS TRUE AND CORRECT...............33
                  (o)      TIMELINESS AND COMPLIANCE OF REPORTS AND
                           FILINGS...................................33
                  (p)      TAX REPRESENTATION........................33

ARTICLE VI - COVENANTS...............................................34
      6.1         REGULATORY MATTERS.................................34
      6.2         STOCKHOLDERS' APPROVALS............................35
      6.3         LEGAL CONDITIONS TO MERGER.........................35
      6.4         INFORMATION........................................36
      6.5         EMPLOYEE BENEFITS..................................37
      6.6         CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.........38
      6.7         ADDITIONAL AGREEMENTS; PARTIES.....................39
      6.8         PUBLICITY..........................................39
      6.9         NOTIFICATION OF CERTAIN MATTERS....................39
      6.10        PRE-CLOSING ADJUSTMENTS............................39
      6.11        DIRECTOR RESIGNATIONS..............................40
      6.12        HUMAN RESOURCES ISSUES.............................40
      6.13        ASSISTANCE WITH THIRD-PARTY AGREEMENTS.............40
      6.14        NOTICES AND COMMUNICATIONS.........................42
      6.15        INSURANCE POLICIES ASSIGNMENT......................42
      6.16        ADDITIONAL AGREEMENTS; OFFICERS AND DIRECTORS......42
      6.17        AFFILIATES AND FIVE PERCENT SHAREHOLDERS...........42
      6.18        COOPERATION........................................43
      6.19        INDEMNIFICATION AND DIRECTORS AND OFFICERS.........43
      6.20        SHAREHOLDERS' AGREEMENT............................43


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ARTICLE VII - CONDITIONS TO CONSUMMATION.............................44
      7.1         CONDITIONS TO EACH PARTY'S OBLIGATIONS.............44
      7.2         CONDITIONS TO OBLIGATIONS OF CNC...................45
      7.3         CONDITIONS TO OBLIGATIONS OF VCNB..................47

ARTICLE VIII - TERMINATION...........................................48
      8.1         TERMINATION........................................48
      8.2         EFFECT OF TERMINATION..............................49

ARTICLE IX - OTHER MATTERS...........................................49
      9.1         CERTAIN DEFINITIONS; INTERPRETATIONS...............49
      9.2         NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                  COVENANTS..........................................51
      9.3         WAIVER AND MODIFICATION............................51
      9.4         COUNTERPARTS.......................................52
      9.5         GOVERNING LAW, JURISDICTION AND VENUE..............52
      9.6         NOTICES............................................52
      9.7         ENTIRE AGREEMENT...................................53
      9.8         BINDING EFFECT; ASSIGNMENT.........................53
      9.9         SEVERABILITY.......................................53
      9.10        NO THIRD PARTY BENEFICIARIES.......................53
      9.11        SPECIFIC PERFORMANCE...............................53
      9.12        EXPENSES...........................................53



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